SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) October 3, 2006

THE BEARD COMPANY

(Exact name of registrant as specified in its charter)

Oklahoma	1-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Enterprise Plaza

5600 N. May Avenue

Suite 320

Oklahoma City, Oklahoma73112

(Address of principal executive offices) (Zip Code)

(405) 842-2333

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 7.01 Regulation FD Disclosure

We are offering to sell $700,000 of Series A 12% convertible subordinated notes (the “Series A Notes”) maturing on August 30, 2008 to accredited investors in a private placement on a best efforts basis. The Series A Notes will be sold for cash. We are also allowing holders of our outstanding Production Payments (the “Production Payment”) due on November 30, 2006 to tender their Production Payments in exchange for 12% convertible subordinated notes (the “Series B Notes”) maturing on November 30, 2008. As of the date of the offering there was an aggregate principal amount of $568,000 of Production Payments outstanding. We have engaged an investment banking firm to act as a Selling Agent in the offering. They will receive a commission of 6% of the principal amount of Series A Notes sold by them, and 1% of the principal amount of Series A Notes sold by us. They will also receive 3-year warrants to purchase 42,000 shares of our common stock at $1.00 per share if they sell $700,000 principal amount of the Series A Notes. They will receive no commission or warrants on any Series B Notes exchanged.

The securities offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

The purpose of the offering is to provide working capital to fund our operations until (i) the coal projects described below have been commenced, (ii) the plant in China has reached full production, and (iii) such projects are producing positive cash flow.

In connection with the private placement, the Company has disclosed material non-public information to the Private Placement Agent and will be disclosing such information to other parties who receive the Confidential Private Placement Memorandum (the “PPM”). In September of 2004 we announced the execution of an agreement with Pinnacle Mining, LLC for a coal slurry reclamation project (the “Pinnacle Project”), which we expected to commence during the third quarter of 2005. Approximately eight months were spent in securing the necessary permits for the Pinnacle Project. Due to significant cost increases that have occurred since the contract was first negotiated, we had to re-negotiate the price we will receive for the coal recovered from the pond in the Pinnacle Project and arrange the financing for the project. In the interim investor affiliates of the pond owner (the “Pinnacle Investment Group”) agreed to provide us with $2,800,000 of equity in exchange for a 59% interest in the Pinnacle Project. Additionally, we obtained a commitment for a $9,000,000 bank loan for the Pinnacle Project, subject to obtaining a USDA guaranty for 70% of such amount.

Meanwhile, the pond owner agreed to loan us up to $11,800,000 to fund construction of the plant, with the understanding that $2,800,000 of such amount would be converted to equity if the USDA guaranty is obtained. Construction of the plant commenced in September of 2005. Due to cost overruns, we now estimate the Pinnacle plant will cost more than $13,000,000. Regardless of the source of funding, the pond owner has agreed to finance the additional cost. To date they have loaned us $11,770,000 to fund construction. Effective as of September 29, 2006, $2,800,000 of the pond owner’s loan was converted to equity by the Pinnacle Investment Group. We expect to ship our initial coal production from the plant in October. Thus, although we can not assure you that we will obtain the USDA-guaranteed loan, the funding of the project is assured. We expect to know in October whether the USDA-guaranteed funding will become available. If it is not obtained, our interest in the Pinnacle Project will be reduced to approximately 21%.

Included in the PPM were the Statements of Projected Operations and the accompanying Notes to the Statements of Projected Operations attached as Exhibit 99.1 under Item 9.01 hereof. The Statements of Projected Operations, which are set forth in Exhibit 99.1, were made based upon the assumptions set forth in the Notes to the Statements of Projected Operations, which assume that the coal projects described therein actually materialize and that the required financing therefor is obtained. However, as pointed out in the Notes to the Statements of Projected Operations, there is no assurance that the required financing will be obtained or that any of the coal projects other than the Pinnacle Project will materialize.

As set forth in the Notes to the Statements of Projected Operations, the financing for our initial plant in China has already been arranged, and the facility produced and shipped its initial product in October of 2005. The projections assume that the plant will achieve full capacity in July of 2007, and that we double its size at that point, with full capacity of the increased plant reached in January of 2008. The projections further assume that we commence Plant #2 (46,000 tons) in January of 2008, that it commences production in July of 2008, and that a third 46,000 ton plant (Plant #3) starts in January of 2009 and commences production in July of 2009. The projections also assume that we can finance doubling the capacity of Plant #1, as well as the financing of Plants #2 and #3 from available cash flow. However, there is no assurance that the projected cash flow will materialize or that, to the extent it does materialize, it will be sufficient to generate the cash required to build the additional plants.

PRESS RELEASE ANNOUNCING COMMENCEMENT OF NOTE OFFERING

On October 4, 2006 we issued a press release announcing the commencement of the note offering. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed with this Form 8-K and are identified by the numbers indicated:

Exhibit No.	Description

99.1	Statements of Projected Operations for 2006 through 2009 and accompanying Notes to Statements of Projected Operations
99.2	Press Release dated October 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY
October 4, 2006	/s/ Herb Mee, Jr. Herb Mee, Jr., President

INDEX TO EXHIBITS

99.1	Statements of Projected Operations for 2006 through 2009 and accompanying Notes to Statements of Projected Operations	Filed herewith electronically
99.2	Press Release dated October 4, 2006	Filed herewith electronically

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